EXHIBIT 23.








                    CONSENT OF INDEPENDENT ACCOUNTANTS





To the Board of Directors and Stockholders
 of AMC Entertainment Inc.
Kansas City, Missouri



We consent to the incorporation by reference in the registration statement of AMC Entertainment Inc. on Form S-8 (File Nos. 33-58129, 2-92048, 2-97522 and 2-97523) of our report dated May 16, 1997, on our audits of the consolidated financial statements and financial statement schedule of AMC Entertainment Inc. as of April 3, 1997 and March 28, 1996, and for each of the three years (53/52 weeks) ended April 3, 1997, which report is incorporated by reference in this Annual Report on Form 10-K.



/s/ Coopers & Lybrand
Kansas City, Missouri
June 30, 1997

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